
On the Issue Date specified, Ford Motor Credit Company ("Ford  Credit") will issue the series of its Continuously Offered Bonds for
Retail Accounts Due Nine Months or More from the Date of Issue described below.  Merrill Lynch, Pierce, Fenner & Smith Incorporated has agreed to purchase each series of the Notes at the price indicated, for resale at the Price to Public shown below. After the initial public offering of each series, the offering price for that series may be changed.

        Filed under Rule 424(b)(3), Registration Statement No. 333-86832
                Pricing Supplement No. 57 dated January 18, 2005
                (To prospectus dated May 17, 2002, and prospectus
                         supplement dated November 21, 2003)

                            Ford Motor Credit Company
                 Continuously Offered Bonds for Retail Accounts
                 Due Nine Months or More from the Date of Issue

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Fixed Rate Note                                              Fixed
   CUSIP                                Price to        Interest Rate per    Interest        Stated Maturity    Survivor's
   Number          Price to Public1    Purchasing            Annum            Payment            Date            Option
                                         Agent1                              Frequency
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  34539C XY3          100.0%            99.6125%            4.500%           Monthly           January 22, 2007         YES

Redemption Information:  N/A
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  34539C XZ0          100.0%            99.3875%            4.750%           Quarterly         January 22, 2008       YES

Redemption Information:  N/A
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  34539C YA4          100.0%            99.0250%            5.750%           Quarterly         January 20, 2010       YES

Redemption Information: Redeemable at the option of Ford Credit on any Interest Payment Date beginning January 20, 2006.  See the prospectus supplement for further information.
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  34539C YB2          100.0%            98.8250%            6.000%           Semi-Annually     January 20, 2012       YES

Redemption Information: Redeemable at the option of Ford Credit on any Interest Payment Date beginning January 22, 2007.  See the prospectus supplement for further information.
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  34539C YC0          100.0%            98.5250%            6.250%           Semi-Annually     January 20, 2015       YES

Redemption Information: Redeemable at the option of Ford Credit on any Interest Payment Date beginning January 22, 2007.  See the prospectus supplement for further information.
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1 Expressed as a percentage of the aggregate principal amount.
        Trade Date: January 18, 2005                                                                           Merrill Lynch & Co.
        Issue Date: January 26, 2005                                                                            Purchasing Agent
        Minimum Denominations/Increments: $1,000/$1,000                                                        Acting as Principal
        All trades in the Notes described in this pricing supplement will settle on the Issue Date in same-day funds without accrued interest, in book-entry form only through DTC.
        Merrill Lynch & Co. DTC Participant Number:  161

